Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-267647) on Form S-8 and the registration statement (No. 333-273103) on Form F-3 of our report dated March 13, 2026, with respect to the consolidated financial statements of Haleon plc and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

London, United Kingdom

March 13, 2026